


                                                                                                                        Exhibit 11.1



                                                    RENTAL SERVICE CORPORATION
                                          STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                   Three Months Ended                     Nine Months Ended
                                                      September 30,                         September 30,
                                                   1997             1996                    1997           1996
                                             -----------------  ---------------        --------------   ---------------

Weighted average common shares
   outstanding                                   14,921,192          6,121,963            12,930,581       5,573,790

Net effect of dilutive common stock
   options - based on the treasury stock
   method using the average market price            241,826                 --               157,020              --

Net effect of shares issuable in
   conjunction with the Employee
   Qualified Stock Purchase Plan                      2,020                 --                   673              --

Net effect of shares issuable in
   conjunction with acquisitions                    153,651                 --                61,348              --

Net effect of common stock, common
   stock options and warrants issued at
   less than IPO price within twelve
   months, based on the treasury stock
   method:
   Common stock                                          --                 --                    --           6,615
   Options                                               --            108,780                    --         132,336
   Warrants                                              --             57,981                    --          59,895
                                             -----------------     -------------        -------------     ------------
                                                 15,318,689          6,288,724            13,149,622       5,772,636
                                             =================     =============        =============     ============

Income before extraordinary item                $ 3,920,000         $  952,000           $ 8,958,000      $2,179,000
Redeemable preferred stock accretion                     --            524,000                    --       1,643,000
                                             -----------------    -------------         -------------    -------------
                                                $ 3,920,000         $  428,000           $ 8,958,000      $  536,000
                                             =================    =============         =============    =============

Net income (loss)                               $ 3,920,000        $ (317,000)           $ 8,424,000      $  910,000
Redeemable preferred stock accretion                     --           524,000                     --       1,643,000
                                             -----------------    -------------         -------------    -------------
                                                $ 3,920,000        $ (841,000)           $ 8,424,000      $ (733,000)
                                             =================    =============         =============    =============

Per share amount:
Income (loss) before extraordinary item         $       .26        $      .07            $       .68      $      .09
Extraordinary item                                       --              (.20)                  (.04)           (.22)
                                             -----------------    ---------------    ------------------   ------------
Net income (loss)                               $       .26        $     (.13)           $       .64      $     (.13)
                                             =================    ===============    ==================   ============
